Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made this ____ day of March, 2011, between CONTINENTAL INVESTMENTS GROUP, INC. (“Seller”) and CMG HOLDINGS, INC. (“Buyer”). This Agreement shall be effective as of the date (the “Effective Date”) on which Buyer and Seller execute this Agreement.

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. AGREEMENT TO SELL AND PURCHASE. Seller acknowledges that it owns and posseses collectible, hand-painted cartoon animation cels from the 1970s and 1980s, produced by well-known entertainment industry studios. The cels are no longer being produced as the industry now uses computer generated images to animate cartoon characters. Buyer acknowledges that it wishes to acquire such collectible cel art, thus: Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, 20,000 pieces of cartoon animation art together with all right, title and interest of Seller in and to said Cel Art (the “Cel Art”) in the following series and amounts from the following studios:

a.) Filmation:	1,500 pieces of She-Ra Princess of Power;
1,500 pieces of He-Man and the Masters of the Universe;
1,500 pieces of Flash Gordon;
2,500 pieces of Bravestarr;

b.) MCA/Universal:
3,000 pieces of Back to the Future;
2,000 pieces of Beethoven;
1,500 pieces of Shelley Duvall’s Bedtime Stories;

c.) Lucasfilms:	3,500 pieces of Star Wars Ewoks;

d.) Sony/Columbia:	3,000 pieces of The Real Ghostbusters.

Buyer acknowledges that the cel art collection consists of completed individual cartoon cels that are matted, sealed with certificates as well as raw cel art products that need to be archived, assembled and cataloged.

2. PURCHASE PRICE. The purchase price for the Cel Art collection is Five Million Dollars ($5,000,000) (the “Purchase Price”), payable as follows: In lieu of a cash payment, at the execution of this Agreement, the Purchase Price of FIVE MILLION DOLLARS ($5,000,000) shall be paid to Sellers in the form of   FIFTY THOUSAND (50,000) shares of Series B Preferred Shares of CMG HOLDINGS, INC  (the “Preferred Stock”), the form of Preferred Stock designation is attached hereto.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, to induce Buyers to enter into this Agreement and to complete the sale and purchase of the Cel Art hereunder, represent, warrant and covenant to Buyers as follows:

(a)Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted.

(b) Sellers has no knowledge of, and have received no written notice from, any governmental authority asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Cel Art. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Cel Art or any portion thereof relating to or arising out of the ownership of the Cel Art, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

 (c) Seller holds clear title to the Cel Art. Seller has good and marketable title to, or valid and enforceable leasehold interest in the Cel Art, free and clear of all Liens Seller has full legal right and all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and effectively authorized by the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

(d) Sellers have entered into no agreements of sale, options, or any other claims to possession affecting the Cel Art. No other party has any right or option to acquire the Cel Art or any portion thereof.

(e) The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate or Articles of Incorporation or Bylaws of Seller or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a material breach of, or a material default or loss of rights under, any covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Seller is a party or by which Seller is bound, or any judgment, order or decree, or any law, rule or regulation to which Seller is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the Cell Art, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment relating to the Cell Art.

(f) To the extent that the Cel Art include any right, title and/or interest in and to trademarks, copyrights, trade names, service marks, trade secrets, proprietary processes, business methods or similar tangible or intangible property (“Intellectual Property”), such Intellectual Property is owned by Seller, free and clear of all Liens.

(d) No representation, statement or warranty by Sellers contained in this Agreement contains or will contain any untrue statements or omits or will omit a material fact necessary to make the statement of fact therein recited not misleading. If, after Seller’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Seller shall promptly notify Buyer.

(e) There are no proceedings pending and to best of Seller’s knowledge, threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

(f) Seller is an Accredited Investor as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). Seller acknowledges that the shares of Preferred Stock are being acquired solely for the account of Seller and not with a view to, or for resale in connection with, any distribution in any jurisdiction where such sale or distribution would be precluded.  The Seller does not intend to dispose of all or any part of the shares except in compliance with the provisions of the Act and applicable state securities laws, and understands that the shares are being offered pursuant to a specific exemption under the provisions of the Act, which exemption(s) depends, among other things, upon the compliance with the provisions of the Act.

(g)  The commercial value of the “Cel Art” described in Paragraph 1 hereof, is not less than $5,000,000.00.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer, to induce Seller to enter into this Agreement and to complete the sale and purchase of the Cel Art hereunder, represent, warrant and covenant to Seller that:

(a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transaction contemplated hereby has been duly and effectively authorized by the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(b) The shares of Preferred Stock are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and shall not be subject to preemptive rights or similar rights of shareholders.

(c) No representation, statement or warranty by Buyer contained in this Agreement contains or will contain any untrue statements or omits or will omit a material fact necessary to make the statement of fact therein recited not misleading. If, after Buyer’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Buyer shall promptly notify Seller.

(d) To the best of Buyer’s knowledge, there are no proceedings pending or threatened by or against Buyer in bankruptcy, insolvency or reorganization in any state or federal court.

5. CONDITIONS OF BUYER’S OBLIGATIONS. The obligation of Buyer under this Agreement to purchase the Cel Art from Seller is subject to the satisfaction at closing of each of the following conditions (any one of which may be waived in whole or in part by Buyer at or prior to closing):

(a) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of closing in all material respects as though such representations and warranties were made at and as of closing, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of closing.

(b) At closing, Seller shall deliver to Buyer duly executed originals and all other documents as reasonably may be required to consummate this transaction in accordance with this Agreement.

(c) At the closing, Seller will deliver to the Buyer all documents, certificates and agreements necessary to transfer to the Buyer good and marketable title to the Cel Art, free and clear of any and all Liens thereon, including without limitation, assignments with respect to the Cel Art.

6. CONDITION OF SELLERS’ OBLIGATIONS. Seller’s obligation to sell and convey the Cel Art under this Agreement shall be conditioned upon issuance of the Preferred Stock to Seller.

7. NOTICE. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

IF INTENDED FOR SELLERS:
Continental Investment Group, Inc
934 N University Dr
Coral Springs, FL 33071

IF INTENDED FOR BUYERS:
CMG Holdings, Inc.
5601 Biscayne Blvd, 2nd Floor
Miami, FL 33137
Attention:  Michael A. Vandetty

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof two (2) business days after deposit in United States mails or one (1) business day after delivery to a recognized overnight carrier. Notices by the parties may be given on their behalf by their respective attorneys.

8. MISCELLANEOUS.

(a) All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions hereof shall survive Settlement for a period of one (1) year.

(b) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(d) This Agreement contains the whole agreement between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale and purchase. This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(e) This Agreement shall be construed in accordance with the laws of the State FLORIDA.

(f) Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

(g)  In the event that an independent appraisal or evaluation of the “Cel Art” results in a valuation less than $5,000,000.00, Seller shall transfer to Buyer sufficient additional items of “Cel Art” to increase the total value of “Cel Art” transferred hereby to not less than $5,000,000.00.

9. EXECUTION. This Agreement may be executed in one or more counterpart originals, which taken together shall constitute but one and the same original instrument.

Signature page to follow

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first written above.

SELLER:
CONTINENTAL INVESTMENT GROUP, INC

BY: _________________
        Steve Markley, President

BUYER:
CMG HOLDINGS, INC.

BY: _________________
        _________________. President